Free Writing Prospectus

Filed Pursuant to Rule 433

Registration Statement No. 333-224333

XCEL ENERGY INC.

(a Minnesota corporation)

$500,000,000    2.60% SENIOR NOTES, SERIES DUE DECEMBER 1, 2029

$500,000,000    3.50% SENIOR NOTES, SERIES DUE DECEMBER 1, 2049

Issuer:	Xcel Energy Inc. (a Minnesota corporation)

Issue Format:	SEC Registered

Ratings*:	Baa1/BBB+/BBB+ (Moody’s/Standard & Poor’s/Fitch)

Security Type:	Senior Notes

Pricing Date:	November 4, 2019

Settlement Date:	November 7, 2019 (T+3)

	2029 Notes	2049 Notes

Principal Amount:	$500,000,000	$500,000,000

Maturity Date:	December 1, 2029	December 1, 2049

Interest Payment Dates:	Semi-annually on June 1 and December 1, beginning on June 1, 2020	Semi-annually on June 1 and December 1, beginning on June 1, 2020

Reference Benchmark:	1.625% due August 15, 2029	2.875% due May 15, 2049

Benchmark Price:	98-19	112-29

Benchmark Yield:	1.782%	2.273%

Spread to Benchmark Treasury:	+90 bps	+125 bps

Yield to Maturity:	2.682%	3.523%

Coupon:	2.60%	3.50%

Price to Public:	99.279% of the principal amount	99.573% of the principal amount

Net Proceeds to Issuer:	$493,145,000 (after underwriting discount but before transaction expenses)	$493,490,000 (after underwriting discount but before transaction expenses)

Make-Whole Call:	Prior to June 1, 2029 (the par call date for the 2029 Notes), T+15 bps (calculated to the par call date for the 2029 Notes)	Prior to June 1, 2049 (the par call date for the 2049 Notes), T+20 bps (calculated to the par call date for the 2049 Notes)

Par Call:	On or after June 1, 2029, at par	On or after June 1, 2049, at par

Minimum Denominations:	$2,000 and integral multiples of $1,000 in excess thereof	$2,000 and integral multiples of $1,000 in excess thereof

CUSIP/ISIN:	98389BAW0 / US98389BAW00	98389BAX8 / US98389BAX82

Joint Book-Running Managers:	Barclays Capital Inc. Credit Suisse Securities (USA) LLC J.P. Morgan Securities LLC CIBC World Markets Corp. MUFG Securities Americas Inc. TD Securities (USA) LLC

Co-Managers:	Mizuho Securities USA LLC Scotia Capital (USA) Inc.

*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Barclays Capital Inc. toll-free at 1-888-603-5847, Credit Suisse Securities (USA) LLC toll-free at 1-800-221-1037 or J.P. Morgan Securities LLC collect at 1-212-834-4533.